Exhibit (99.15)

Section D

Debt, Financing

and Debt Management

1.	DEBT		D.3

	1.1	Debt representing accumulated deficits	D.5

	1.2	Gross debt	D.6

		1.2.1 Change in gross debt in 2007-2008	D.7

	1.3	Total debt for the purposes of the Act to reduce the debt and establish the Generations Fund	D.11

	1.4	The debt burden continues to decline	D.12

	1.5	Public sector debt	D.13

	1.6	Comparison of the debt of Canadian provinces	D.14

	1.7	Retirements plans	D.16

	1.8	Retirement Plans Sinking Fund	D.19

	1.9	Employee future benefits	D.23

	1.10	Generations Fund	D.24

	1.11	The Québec government’s credit rating	D.25

	1.12	Comparison of the credit ratings of Canadian provinces	D.30

2.	FINANCING		D.33

	2.1	Financing strategy	D.33

		2.1.1 Diversification by market	D.33

		2.1.2 Diversification by instrument	D.34

		2.1.3 Diversification by maturity	D.35

	2.2	Financing program	D.36

		2.2.1 Yield	D.38

3.	DEBT MANAGEMENT		D.41

	3.1	Structure of the debt by currency	D.41

	3.2	Structure of the debt by interest rate	D.43

4.	ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS AND DEBT		D.45

Debt, Financing
and Debt Management	D.1

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2008-2009 Budget
D.2	Budget Plan

1.    Debt

Until recently, the government’s financial position was analyzed using the “total debt.” This concept of debt corresponds to the sum of:

—	debt issued on financial markets by the government and entities consolidated line by line;

—	the net liability for the retirement plans of public and parapublic sector employees;

minus the balance of the Generations Fund.

The concept of total debt was used to set the debt/GDP ratio targets in the Act to reduce the debt and establish the Generations Fund.

Last December, the government launched a major reform of its accounting policies. This reform consisted notably in broadening the government’s reporting entity to include entities in the health and social services and education networks. It was necessary, therefore, to introduce a new concept of debt, namely, “gross debt.” Basically, gross debt is the total debt broadened to include the debt of organizations that make loans to entities in the health and education networks, i.e. Financement-Québec (FQ) and the Corporation d’hébergement du Québec (CHQ), and to take into account the reclassification of the debt of the Société québécoise d’assainissement des eaux (SQAE) and the net liability for employee future benefits.

TABLE D.1

Total debt and gross debt of the Québec government

(millions of dollars)

As at March 31, 2007
TOTAL DEBT		122 600

Plus: Debt of Financement-Québec	12 073

Debt of the CHQ and other entities	3 650

Debt of the SQAE	2 522

Net employee future benefits liability	752

Sub-total		18 997

GROSS DEBT		141 597

Debt, Financing
and Debt Management	D.3

The accounting reform also gave the ministère des Finances the opportunity to study the debt indicators presented by the federal government and the provinces in their budget documents. This analysis has shown that the concept of debt representing accumulated deficits is used as a measure of indebtedness by the federal government and the governments of Ontario and Alberta.

2008-2009 Budget
D.4	Budget Plan

1.1	Debt representing accumulated deficits

Debt representing accumulated deficits is a simple concept that represents the financial position of a government well, since it takes all of its liabilities and assets into account.

Debt representing accumulated deficits corresponds to the difference between the government’s liabilities and its financial and non-financial assets as a whole. In fact, this concept represents the sum of all the budgetary deficits and surpluses accumulated by the Québec government in the past.

Preliminary results show that debt representing accumulated deficits should amount to $96 456 million as at March 31, 2008, or 32.2 % of gross domestic product (GDP).

Maintenance of a balanced budget coupled with the deposits forecast in the Generations Fund should cause the debt representing accumulated deficits to fall to $95 714 million as at March 31, 2009 and $94 898 million as at March 31, 2010. It should thus represent 29.7% of GDP.

TABLE D.2

Debt of the Québec government as at March 31

(million of dollars)

	2007	2008P	2009P	2010P
Consolidated direct debt	108 585	114 945	122 469	128 876

Plus: Net retirement plans liability	32 844	30 409	27 562	25 588

Plus: Net employee future benefits liability	752	744	106	—

Less: Generations Fund	-584	-1 187	-1 929	-2 745
GROSS DEBT	141 597	144 911	148 208	151 719

As a % of GDP	50.1	48.4	48.0	47.4

Less: Financial assets, net of other liabilities	-19 406	-21 911	-21 596	-22 009

Less: Non-financial assets	-26 432	-28 361	-31 345	-34 812
DEBT REPRESENTING ACCUMULATED DEFICITS FOR THE PURPOSES OF THE PUBLIC ACCOUNTS[1]	95 759	94 639	95 267	94 898

As a % of GDP	33.9	31.6	30.8	29.7

Plus: Balance of the budgetary reserve	1 300	1 817	447	—
DEBT REPRESENTING ACCUMULATED DEFICITS AFTER TAKING THE BUDGETARY RESERVE INTO ACCOUNT	97 059	96 456	95 714	94 898

As a % of GDP	34.3	32.2	31.0	29.7

P:	Preliminary results for 2008 and forecasts for subsequent years.
1	That is, before taking into account amounts allocated to the budgetary reserve.

Debt, Financing
and Debt Management	D.5

1.2	Gross debt

The government’s gross debt is the sum of the consolidated direct debt, the net retirement plans liability and the net employee future benefits liability, minus the balance of the Generations Fund.

Preliminary results show that, as at March 31, 2008, the gross debt should amount to $144 911 million, or 48.4% of GDP. As at March 31, 2010, the gross debt is expected to be $151 719 million, or 47.4% of GDP.

TABLE D.3

Gross debt as at March 31

(millions of dollars)

	2007	2008P	2009P	2010P
Direct debt of the Consolidated Revenue Fund[1]	77 914	81 519	85 949	89 652

Debt of consolidated entities	30 671	33 426	36 520	39 224
Consolidated direct debt[2]	108 585	114 945	122 469	128 876

Plus: Net retirement plans liability	32 844	30 409	27 562	25 588

Plus: Net employee future benefits liability	752	744	106	—

Less: Generations Fund	-584	-1 187	-1 929	-2 745
GROSS DEBT	141 597	144 911	148 208	151 719

As a % of GDP	50.1	48.4	48.0	47.4

P:	Preliminary results for 2008 and forecasts for subsequent years.
1	Excluding pre-financing.
2	The consolidated direct debt reflects all of the government’s financial requirements that give rise to borrowings on financial markets.

The consolidated direct debt consists of the direct debt of the Consolidated Revenue Fund and the debt of entities whose results are consolidated line by line with those of the government. The main consolidated entities are Financement-Québec, the Fonds de conservation et d’amélioration du réseau routier, the Corporation d’hébergement du Québec, the Société québécoise d’assainissement des eaux, the Société immobilière du Québec, Investissement Québec, the Agence métropolitaine de transport and the Société du Palais des congrès de Montréal. As at March 31, 2008, the consolidated direct debt is expected to total $114 945 million.

The net retirement plans liability represents the gross retirement plans liability minus the balance of the Retirement Plans Sinking Fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees. As at March 31, 2008, the net retirement plans liability should amount to $30 409 million.

2008-2009 Budget
D.6	Budget Plan

The net liability for employee future benefits consists of government commitments for accumulated sick leave and the survivor’s pension plan, minus assets constituted in regard to these commitments. As at March 31, 2008, the net employee future benefits liability should be $744 million. The government is expected to create an accumulated sick leave fund in 2008-2009, in which sums that will be used to make the necessary payments will be deposited. As at March 31, 2010, the net employee future benefits liability should be nil.

As at March 31, 2008, the sums accumulated in the Generations Fund are expected to amount to $1 187 million.

1.2.1	Change in gross debt in 2007-2008

In 2007-2008, the government’s gross debt should increase by $3 314 million. Even though the government is maintaining a balanced budget, the gross debt continues to rise for the following reasons:

—	First of all, the government invests in its corporations. It makes such investments through advances and direct capital outlays or by allowing these corporations to keep part of their profits to finance their own investments.

For example, until now Hydro-Québec has paid the government 50% of its net profits as dividends and kept the other 50% to fund its investments, particularly hydroelectric dams. As of 2007-2008, Hydro-Québec’s dividend policy will be changed so that this corporation will henceforth pay 75% of its net profits as dividends to the government. The portion of profits that the government is leaving Hydro-Québec ($831 million) constitutes an investment by the government in Hydro-Québec, which creates a financial requirement for the government and thus leads to an increase in the gross debt.

Overall, the government’s investments, loans and advances should lead to a $2 794-million increase in the gross debt in 2007-2008. This amount includes $1 100 million deposited with the Caisse de dépôt et de placement du Québec under the Act to establish a budgetary surplus reserve fund.

—	In addition, net investments in the health and social services and education networks, which include loans made by Financement-Québec and the Corporation d’hébergement du Québec to network institutions to fund their capital expenditures, raise the gross debt by $544 million in 2007-2008.

Debt, Financing
and Debt Management	D.7

—	Secondly, the government makes investments in fixed assets (e.g. roads) that require borrowings. When these capital expenditures are made, they are posted to the government’s balance sheet. Subsequently, they are gradually recorded as expenditures based on the useful life of the assets concerned. In 2007-2008, net capital expenditures should cause the gross debt to increase by $1 390 million.

—	Lastly, changes in some of the government’s other asset and liability items, such as accounts payable and accounts receivable, should lower the gross debt by $811 million in 2007-2008.

2008-2009 Budget
D.8	Budget Plan

TABLE D.4

Main factors responsible for the growth in the Québec government’s debt

(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Investments, loans and advances	Net investment in the networks	Net capital expenditures[1]	Other factors[2]	Generations Fund	Debt, end of year[3]
Before accounting reform
Total debt
1998-1999	98 385	-126	1 402		217	1 235		101 113

1999-2000	101 113	-7	2 006		359	-1 351		102 120

2000-2001	102 120	-427	1 632		473	1 050		104 848

2001-2002	104 848	-22	1 142		995	212		107 175

2002-2003	107 175	728	1 651		1 482	306		111 342

2003-2004	111 342	358	1 125		1 019	881		114 725

2004-2005	114 725	664	979		1 083	-855		116 596

2005-2006	116 596	-37	1 182		1 166	-605		118 302

2006-2007	118 302	-20	1 977		1 117	1 641	-576	122 441

After accounting reform
Gross debt

2007-2008P	141 597	—	2 794	544	1 390	-811	-603	144 911

2008-2009P	144 911	—	400	1 030	1 954	655	-742	148 208

2009-2010P	148 208	—	60	660	2 807	800	-816	151 719

P:	Preliminary results for 2007-2008 and forecasts for subsequent years.

Note:    A positive entry indicates a financial requirement and a negative entry, a source of financing.

1	Capital expenditures made during the year minus the yearly depreciation expenditure.
2	Includes notably the change in “Other accounts,” such as accounts receivable and accounts payable, as well as foreign exchange losses (gains) following the revaluation as at March 31 of the debt in foreign currency.
3	Excluding pre-financing.

Debt, Financing
and Debt Management	D.9

Impact of the accounting reform on the debt

In December 2007, the government changed its accounting policies, notably to include entities in the health and social services and education networks in its reporting entity. This accounting reform prompted the ministère des Finances to make changes to data on the debt. Detailed explanations were provided in December 2007 in the documents The Québec Government’s Debt, the 2006-2007 Public Accounts (Vol. 1) and the Update on Québec’s Economic and Financial Situation.

The changes made to the accounting of the Retirement Plans Sinking Fund and the Generations Fund increased the total debt for the purposes of the Act to reduce the debt and establish the Generations Fund by $159 million as at March 31, 2007. Line-by-line consolidation of certain entities, in particular Financement-Québec and the Corporation d’hébergement du Québec, and the reclassification of the debt of the Société québécoise d’assainissement des eaux and of commitments regarding future benefits of public and parapublic sector employees increased the gross debt by $18 997 million. The accounting reform thus raised the gross debt by $19 156 million.

Lastly, after including financial assets, net of other liabilities, and non-financial assets, including the fixed assets of consolidated entities, the net investment in the networks, and inventories and prepaid expenses, the components of the accounting reform taken as a whole increased the debt representing accumulated deficits by $6 329 million as at March 31, 2007.

Debt of the Québec government as at March 31, 2007

(millions of dollars)

	Before reform	Impact of accounting reform	After reform
Direct debt	90 340		90 340

Plus: Net retirement plans liability	32 677	167	32 844

Less: Generations Fund	-576	-8	-584
TOTAL DEBT FOR THE PURPOSES OF THE ACT TO REDUCE THE DEBT AND ESTABLISH THE GENERATIONS FUND	122 441	159	122 600

Plus: Debt of entities consolidated line by line		15 723	15 723

Debt of the SQAE		2 522	2 522

Employee future benefits		752	752
GROSS DEBT	122 441	19 156	141 597

Less: Financial assets, net of other liabilities	-18 934	-472	-19 406

Less: Fixed assets	-14 077	-2 310	-16 387

Net investment in the health and social services and education networks:

- Loans made to the networks by FQ and the CHQ		-13 322	-13 322

- Accumulated deficits of the networks		3 439	3 439

Inventories and prepaid expenses		-162	-162
DEBT REPRESENTING ACCUMULATED DEFICITS FOR THE PURPOSES OF THE PUBLIC ACCOUNTS[1]	89 430	6 329	95 759

SQAE: Société québécoise d’assainissement des eaux.

FQ:       Financement-Québec.

CHQ:   Corporation d’hébergement du Québec.

1            Before taking into account the $1 300 million allocated to the budgetary reserve.

2008-2009 Budget
D.10	Budget Plan

1.3	Total debt for the purposes of the Act to reduce the debt and establish the Generations Fund

Preliminary results show that the total debt should amount to $124 540 million, or 41.6% of GDP, as at March 31, 2008. Under the Act to reduce the debt and establish the Generations Fund, the total debt will have to represent 38% of GDP as at March 31, 2013, 32% of GDP as at March 31, 2020 and 25% of GDP as at March 31, 2026.

TABLE D.5

Total debt for the purposes of the Act to reduce the debt and establish the

Generations Fund as at March 31

(millions of dollars)

	2007	2008P	2009P	2010P
GROSS DEBT	141 597	144 911	148 208	151 719

Less: Net employee future benefits liability	752	744	106	—

Debt of Financement-Québec	12 073	14 081	15 235	15 940

Debt of the CHQ and other entities	3 650	3 133	3 103	3 108

Dette of the SQAE	2 522	2 413	2 341	2 190
TOTAL DEBT FOR THE PURPOSES OF THE ACT TO REDUCE THE DEBT AND ESTABLISH THE GENERATIONS FUND	122 600	124 540	127 423	130 481

As a % of GDP	43,3	41,6	41,2	40,8

P:	Preliminary results for 2008 and forecasts for subsequent years.

CHART D.1

Total debt for the purposes of the Act to reduce the debt and establish the

Generations Fund as at March 31

(as a percentage of GDP)

Debt, Financing
and Debt Management	D.11

1.4	The debt burden continues to decline

As shown in the following chart, the Québec government’s debt burden as a percentage of GDP is declining regardless of the debt concept used.

CHART D.2

Debt of the Québec government as at March 31

(as a percentage of GDP)

P:	Preliminary results for 2008 and forecasts for subsequent years.
1	After taking the budgetary reserve into account.

2008-2009 Budget
D.12	Budget Plan

1.5	Public sector debt

Public sector debt includes the government’s gross debt as well as the debt of the health and social services and education networks, Hydro-Québec, municipalities and other government enterprises. This debt has served notably to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

Preliminary results show that, as at March 31, 2008, the public sector debt should be $197 285 million, or 65.9% of GDP.

TABLE D.6

Public sector debt as at March 31

(millions of dollars)

	Before accounting reform				After accounting reform
	2004	2005	2006	2007	2007	2008P
Government debt[1,2]	114 725	116 596	118 302	122 441	141 597	144 911

Health and social services and education networks[3]	10 877	12 301	13 078	14 096	2 023	1 515

Hydro-Québec	34 348	33 032	32 367	32 674	32 674	32 238

Other government enterprises[4]	3 575	3 726	3 540	3 564	1 394	1 354

Municipalities[5]	17 212	17 053	18 347	18 931	16 409	17 267
TOTAL	180 737	182 708	185 634	191 706	194 097	197 285

As a % of GDP	72.1	69.5	68.1	67.8	68.6	65.9

P:	Preliminary results.
1.	Excluding pre-financing.
2.	Before the accounting reform, the data correspond to the concept of total debt for the purposes of the Act to reduce the debt and establish the Generations Fund, while after the accounting reform they correspond to the concept of gross debt.
3	Corresponds to the long-term debt for which the government subsidizes debt service through transfers for repaying the principal and paying the interest on borrowings.
4	Excluding debt guaranteed by a third party or secured by assets such as inventories and accounts receivable.
5	Includes the long-term debt for which the government subsidizes debt service through transfers for repaying the principal and paying the interest on borrowings. The government-subsidized long-term debt should amount to $2 800 million as at March 31, 2008.

❑	Data that must be put into perspective

However, the data on the debt of Québec’s public sector must be put into perspective, for they concern the gross debt and do not reflect the economic value of certain assets held by the government.

Debt, Financing
and Debt Management	D.13

For example, the market value of a government corporation like Hydro-Québec would be much higher than the value recorded for this corporation in the government’s books, which was $21 billion as at March 31, 2007. Similarly, the book value of Loto-Québec was $135 million and that of the Société des alcools du Québec, only $37 million.

1.6	Comparison of the debt of Canadian provinces

Based on the concept of debt representing accumulated deficits, Québec is the second most indebted province after Newfoundland and Labrador. Indeed, as at March 31, 2007, its debt/GDP ratio was 34.3%.

CHART D.3

Debt representing accumulated deficits1 as at March 31, 2007

(as a percentage of GDP)

1	A negative entry means that the government has an accumulated surplus.
2	After taking the budgetary reserve into account.

Sources:    Ministère des Finances du Québec, the governments’ public accounts and Statistics Canada.

2008-2009 Budget
D.14	Budget Plan

The following table shows the debt of the federal government and each of the provincial governments as at March 31, 2007. The boxes indicate the concept of debt used by each government in its budget documents to measure its level of debt.

TABLE D.7

Debt as at March 31, 2007 according to the different concepts

(millions of dollars)

	QC		Fed.	ON	BC	AB	NB	NL	MB	SK	NS	PEI
Consolidated direct debt	108 585		414 192	156 993	32 940	2 634	5 305	6 646	9 918	7 585	10 107	1 076

Net retirement plans liability	32 844		134 726	-2 997	2	5 593	-126	1 925	3 460	4 684	216	-31

Net employee future benefits liability	752		45 123	4 395	—	200	609	1 403	—	—	1 220	72

Generations Fund	-584		—	—	—	—	—	—	—	—	—	—
Gross debt[1]	141 597	[2]	594 041	158 391	32 942	8 427	5 788	9 974	13 378	12 269	11 543	1 117

As a % of GDP	50.1		41.1	28.4	18.3	3.5	22.8	38.9	29.8	26.7	36.1	26.0

Less:

Net financial assets[3]	-18 106		-70 136	-17 291	-9 709	-42 560	790	1 584	-2 975	-4 951	814	194
Net debt[4]	123 491	[5]	523 905	141 100	23 233	-34 133	6 578	11 558	10 403	7 318	12 357	1 311

As a % of GDP	43.7		36.2	25.3	12.9	-14.2	26.0	45.1	23.2	15.9	38.6	30.5

Less

Non-financial assets	-26 432		-56 637	-34 324	-27 569	-12 429	-5 076	-2 316	-4 561	-4 235	-3 751	-560

Debt representing accumulated deficits[4]	97 059	[5]	467 268	106 776	-4 336	-46 562	1 502	9 242	5 842	3 083	8 606	751

As a % of GDP	34.3		32.3	19.1	-2.4	-19.4	5.9	36.1	13.0	6.7	26.9	17.4

Note:    The boxes indicate the debt concept used in the government’s budget documents.

1	Gross debt is not disclosed in most of the governments’ public accounts. However, the components of gross debt, i.e. consolidated direct debt, the net retirement plans liability and the net employee future benefits liability, are disclosed.
2	Basically, gross debt is the total debt broadened to include the debt of organizations that make loans to entities in the health and social services and education networks, i.e. Financement-Québec and the Corporation d’hébergement du Québec, and to take into account the reclassification of the debt of the Société québécoise d’assainissement des eaux (SQAE) and the net employee future benefits liability.
3	Financial assets, net of other liabilities
4	A negative entry indicates that the government has net assets or an accumulated surplus.
5	After taking the budgetary reserve into account.

Sources:    Ministère des Finances du Québec and the governments’ public accounts.

Debt, Financing
and Debt Management	D.15

1.7	Retirements plans

The Québec government participates financially in the retirement plans of its employees. As at December 31, 2006, these plans had 521 863 participants and 243 807 beneficiaries.

TABLE D.8

Retirement plans of public and parapublic sector employees

as at December 31, 2006

	Active participants	Beneficiaries
Government and Public Employees Retirement Plan (RREGOP)	485 000	146 953

Pension Plan of Management Personnel (PPMP)	26 150	17 595

Other plans:

- Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)[1]	825	49 037

- Civil Service Superannuation Plan (CSSP)[1]	950	23 974

- Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 200	4 269

- Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 100	1 268

- Pension Plan of the Judges of the Court of Québec (PPJCQ)	270	314

- Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	245	100

- Pension Plan of the Members of the National Assembly (PPMNA)	123	297
Total for other plans	10 713	79 259
TOTAL	521 863	243 807

1	These plans have not accepted any new participants since July 1, 1973.

Source:    Commission administrative des régimes de retraite et d’assurances.

These plans are defined benefit retirement plans, which means that they guarantee participants a certain level of income upon retirement. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension usually represents 2% of an employee’s average income per year of service, for a maximum of 70%. Benefits are partially indexed to inflation.

2008-2009 Budget
D.16	Budget Plan

The Commission administrative des régimes de retraite et d’assurances (CARRA) is responsible for administering the retirement plans. In 2007-2008, the government will have paid $3 904 million to cover its share of the benefits paid to its retired employees.

❑	Retirement plans liability

In its financial statements, the government discloses the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans, as well as their years of service. This value is called the retirement plans liability.

CARRA performs actuarial valuations of the liability for each retirement plan in conformity with the rules set for the public sector by the Canadian Institute of Actuaries (CIA) and the Canadian Institute of Chartered Accountants (CICA).

As at March 31, 2008, the government’s retirement plans liability should be $62 171 million, an amount that is recognized in full in the government’s gross debt.

TABLE D.9

Retirement plans liability

(millions of dollars)

March 31, 2008P
Government and Public Employees Retirement Plan (RREGOP)	30 641

Pension Plan of Management Personnel (PPMP)	5 924

Other plans:

- Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	15 798

- Civil Service Superannuation Plan (CSSP)	5 180

- Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	3 200

- Pension Plan of Peace Officers in Correctional Services (PPPOCS)	828

- Pension Plan of the Judges of the Court of Québec (PPJCQ)	434

- Pension Plan of the Members of the National Assembly (PPMNA)	166
Total for other plans	25 606
RETIREMENT PLANS LIABILITY	62 171

P:	Preliminary results.

Debt, Financing
and Debt Management	D.17

❑	Annual retirement plans expenditure

Every year, the government records its expenditure as an employer with regard to the retirement plans.

In 2007-2008, this expenditure should total $1 917 million. It comprises two components:

—	the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, i.e. $1 446 million;

—	the amortization of revisions to the government’s actuarial obligations that arise from the updating of actuarial valuations, for a cost of $471 million.

TABLE D.10

Retirement plans expenditure

(millions of dollars)

2007-2008P
Net cost of vested benefits	1 446

Amortization of revisions arising from actuarial valuations	471
RETIREMENT PLANS EXPENDITURE	1 917

P:	Preliminary results.

2008-2009 Budget
D.18	Budget Plan

1.8	Retirement Plans Sinking Fund

The Retirement Plans Sinking Fund (RPSF) was created in 1993. It is an asset that was established to pay the retirement benefits of public and parapublic sector employees.

As at March 31, 2008, the value of the RPSF should be $31 762 million, $4 885 million more than the previous fiscal year. This increase is due to deposits of $3 000 million made by the government in 2007-2008 and investment income estimated at $1 885 million.

TABLE D.11

Change in the Retirement Plans Sinking Fund (RPSF)

(millions of dollars)

	Balance, beginning of year		Deposits	Investment income	Balance, end of year
1993-1994	—		850	4	854

1994-1995	854		—	-5	849

1995-1996	849		—	74	923

1996-1997	923		—	91	1 014

1997-1998	1 095	[1]	—	84	1 179

1998-1999	1 179		944	86	2 209

1999-2000	2 209		2 612	219	5 040

2000-2001	5 040		1 607	412	7 059

2001-2002	7 059		2 535	605	10 199

2002-2003	10 199		900	741	11 840

2003-2004	11 840		1 502	862	14 204

2004-2005	14 204		3 202	927	18 333

2005-2006	18 333		3 000	1 230	22 563

2006-2007	22 437	[1]	3 000	1 440	26 877

2007-2008P	26 877		3 000	1 885	31 762

P:	Preliminary results.
1	The reforms of government accounting in 1997-1998 and 2006-2007 changed the treatment of variances between the book value of the RPSF and its market value. These reforms led to a $81-million increase in the book value of the RPSF in 1997-1998 and a $126-million decrease in this value in 2006-2007.

Debt, Financing
and Debt Management	D.19

❑	Amounts deposited in the RPSF have no impact on gross debt

The government issues bonds on financial markets to make deposits in the RPSF. However, the amounts deposited in the RPSF do not affect the government’s gross debt.

Indeed, the amount of borrowings contracted to make deposits increases the direct debt. At the same time, however, these deposits reduce the net retirement plans liability by the same amount. Therefore, the net impact on the gross debt is nil.

TABLE D.12

Illustration of the impact on the government’s gross debt of borrowing

$1 billion on financial markets and depositing it in the RPSF1

(millions of dollars)

		Before deposit	After deposit	Change
(A)	Consolidated direct debt	113 945	114 945	1 000

	Retirement plans liability	62 171	62 171	—

	Less: RPSF	-30 762	-31 762	-1 000
(B)	Net retirement plans liability	31 409	30 409	-1 000

(C)	Net employee future benefits liability	744	744	—

(D)	Less: Generations Fund	-1 187	-1 187	—
(E)	GROSS DEBT (E=A+B+C+D)	144 911	144 911	—

1	Illustration based on preliminary results as at March 31, 2008.

❑	A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. The rates of return on funds managed by the Caisse de dépôt et placement du Québec are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

2008-2009 Budget
D.20	Budget Plan

❑	A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of its employees’ collective agreements, the government set the objective that the funds accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the flexibility needed to apply this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

❑	Results of deposits made to date

With a value of $31 762 million as at March 31, 2008, the assets of the RPSF are now equal to nearly 50% of the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees.

Given the deposits and rates of return anticipated in the coming years, the target of 70% should be reached seven years earlier than expected, i.e. in 2012-2013, which shows that the government is way ahead of the objective set in December 1999.

CHART D.4

The RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees

(percent)

Debt, Financing
and Debt Management	D.21

❑	Investment policy

The assets of the RPSF are managed by the Caisse de dépôt et placement du Québec in accordance with the investment policy established by the Minister of Finance.

The investment policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), shares and investments in other investment categories (e.g. capital assets, private investments and infrastructure). The following table shows the investment policy in effect as at January 1, 2008.

TABLE D.13

RPSF investment policy as at January 1, 2008

(percent)

Reference portfolio
Fixed-income securities	30.0
Stock market securities	35.5
Other investments	34.5
TOTAL	100.0

This investment policy should make it possible to observe a return of about 7.0% on average. It was established taking several factors into account, including yield and risk forecasts for the various categories of assets, prepared by the Caisse de dépôt et placement du Québec, as well as opportunities for investing in these assets.

2008-2009 Budget
D.22	Budget Plan

1.9	Employee future benefits

In addition to the retirement plans, the government records under its debt the value of its commitments regarding two future benefits programs for its employees, namely, unused sick leave, which is payable notably when an employee retires, and pensions paid to the surviving spouse of a government employee. These programs give rise to long-term obligations whose costs are covered in full by the government.

Since the accounting reform of December 2007, employee future benefits undergo actuarial valuations and are included in the government’s debt like the retirement plans liability. Previously, employee future benefits were recorded under accounts payable, while the Survivor’s Pension Plan Fund was recorded under long-term investments.

In keeping once again with the accounting reform of December 2007, the government has made a commitment to create an accumulated sick leave fund once the National Assembly has adopted the necessary legislative provisions. This new fund will also be subtracted from the employee future benefits liability.

The balance of employee future benefits is expected to be $744 million as at March 31, 2008.

TABLE D.14

Net employee future benefits liability

(millions of dollars)

March 31, 2008P
Accumulated sick leave	780

Survivor’s pension plan	397

Survivor’s Pension Plan Fund	-433
NET EMPLOYEE FUTURE BENEFITS LIABILITY	744

P:	Preliminary results.

Debt, Financing
and Debt Management	D.23

1.10	Generations Fund

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund are dedicated exclusively to repaying the debt.

As at March 31, 2008, the balance of the Generations Fund should amount to $1 187 million.

Section H presents the results of the Generations Fund in accordance with the requirements of the Act.

❑	Investment policy

The assets of the Generations Fund are managed by the Caisse de dépôt et placement du Québec in keeping with the investment policy established by the Minister of Finance.

This policy provides for investments in a diversified portfolio that includes notably fixed income securities (e.g. bonds), investments in stock markets and investments in other investment categories (e.g. capital assets, private investments and infrastructure).

The following table shows the investment policy in effect as at January 1, 2008.

TABLE D.15

Investment policy of the Generations Fund as at January 1, 2008

(percent)

Reference portfolio
Fixed-income securities	37.0

Stock market securities	35.0

Other investments	28.0
TOTAL	100.0

This investment policy should make it possible to observe a return of about 6.8% on average. It was established taking several factors into account, including yield and risk forecasts for the various categories of assets, prepared by the Caisse de dépôt et placement du Québec, as well as opportunities for investing in these assets.

The investment policy of the Generations Fund differs slightly from that of the RPSF so as to reduce the volatility of returns during the first few years.

2008-2009 Budget
D.24	Budget Plan

1.11	The Québec government’s credit rating

A borrower’s credit rating is a measure of its capacity to pay the interest on its debt and repay the principal at maturity. To establish the credit rating of a borrower like the Québec government, credit rating agencies analyze several economic, fiscal and financial factors. Among the main factors are the size, structure and vitality of the economy, the situation on the labour market, fiscal competitiveness, public finance situation and indebtedness.

Credit rating agencies use rating scales to express the quality of a borrower’s credit. For example, an “AA” credit rating means that the borrower has a very strong capacity to pay the interest and repay the principal on its debt.

TABLE D.16

Rating scales

Definition	Moody’s	Fitch Ratings, Standard & Poor’s and Japan Credit Rating Agency	DBRS
Extremely strong capacity to pay interest and repay principal.	Aaa	AAA	AAA
	Aa1	AA+	AA (high)
Very strong capacity to pay interest and repay principal.	Aa2	AA	AA
	Aa3	AA-	AA (low)
	A1	A+	A (high)
Strong capacity to pay interest and repay principal, despite greater sensitivity to economic conditions than levels AAA and AA.	A2	A	A
	A3	A-	A (low)
	Baa1	BBB+	BBB (high)
Adequate capacity to pay interest and repay principal. Difficult economic conditions may reduce this capacity.	Baa2	BBB	BBB
	Baa3	BBB-	BBB (low)
	Ba1	BB+	BB (high)
Uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	Ba2	BB	BB
	Ba3	BB-	BB (low)
	B1	B+	B (high)
Very uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	B2	B	B
	B3	B-	B (low)

Debt, Financing
and Debt Management	D.25

Agencies add an “outlook” to the rating that indicates the trend the credit rating may follow in the future. The outlook may be positive, stable or negative.

❑	The Québec government’s credit rating

The Québec government is rated by five credit rating agencies.

TABLE D.17

The Québec government’s current credit ratings

Agency	Rating	Outlook
Moody’s	Aa2	Stable

Standard & Poor’s (S&P)	A+	Positive

Dominion Bond Rating Service (DBRS)	A (high)	Stable

Fitch Ratings (Fitch)	AA–	Positive

Japan Credit Rating Agency (JCR)	AA+	Stable

In 2006, two credit rating agencies, Moody’s and DBRS, raised Québec’s credit rating.

In July 2007, Standard & Poor’s raised the outlook associated with the credit rating from “stable” to “positive”. In January 2008, Fitch also raised the outlook associated with Québec’s credit rating from “stable” to “positive”.

The decisions of these agencies were based on the following factors:

—	the development of a clear debt burden reduction strategy with the creation of the Generations Fund, which will make it possible to reduce the debt/GDP ratio;

—	greater budgetary flexibility stemming from the substantial federal transfers obtained in the wake of changes made by the federal government to the equalization program;

—	the commitment to maintain a balanced budget;

—	rigorous spending management;

—	the size and diversified nature of the economy.

2008-2009 Budget
D.26	Budget Plan

❑	Change in Québec’s credit rating

The following charts show the change in the Québec government’s credit rating in the last five years.

CHART D.5

Credit rating assigned to Québec by Moody’s

1	The rating was raised from A1 to Aa3 on June 14, 2006 and from Aa3 to Aa2 on November 14, 2006.

CHART D.6

Credit rating assigned to Québec by Standard & Poor’s

1	A positive outlook was assigned on July 5, 2007.

Debt, Financing
and Debt Management	D.27

CHART D.7

Credit rating assigned to Québec by DBRS

CHART D.8

Credit rating assigned to Québec by Fitch

1	A positive outlook was assigned on January 9, 2008.

2008-2009 Budget
D.28	Budget Plan

CHART D.9

Credit rating assigned to Québec by JCR

Debt, Financing
and Debt Management	D.29

1.12	Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces on March 6, 2008. No chart is given for JCR since Québec is the only province that receives a credit rating from that agency.

CHART D.10

Credit ratings of Canadian provinces — Moody’s

CHART D.11

Credit ratings of Canadian provinces — Standard & Poor’s

1	Positive outlook.

2008-2009 Budget
D.30	Budget Plan

CHART D.12

Credit ratings of Canadian provinces — DBRS

1	Positive outlook.

CHART D.13

Credit ratings of Canadian provinces — Fitch

Note:    Ontario, Saskatchewan and Québec are the only provinces rated by this agency.

1	Positive outlook.

Debt, Financing
and Debt Management	D.31

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2008-2009 Budget
D.32	Budget Plan

2.	Financing

Borrowings in fiscal 2007-2008 should total $8 770 million, i.e. $4 841 million for the Consolidated Revenue Fund, $1 920 million for the Financing Fund and $2 009 million for Financement-Québec.

It should be noted that pre-financing of $1 987 million was carried out in the last few months of the fiscal year because of favourable conditions on financial markets. It will be used to cover part of the borrowing program in 2008-2009.

2.1	Financing strategy

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.1.1	Diversification by market

Financing transactions are conducted regularly on most markets, i.e. in Canada, the United States, Europe and Asia.

Over the past 10 years, one quarter of borrowings, on average, has been contracted in foreign currency.

However, in 2007-2008, the government did not contract any borrowings in foreign currency since conditions on foreign markets were unfavourable.

Debt, Financing
and Debt Management	D.33

CHART D.14

History of borrowings by currency1

(millions of dollars)

P:	Preliminary results.
1	Borrowings of the Consolidated Revenue Fund, borrowings for the Financing Fund and borrowings of Financement-Québec.

2.1.2	Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of public bond issues, private borrowings and savings products.

The long-term instruments used in 2007-2008 consisted mainly of public issues on the Canadian market (84.7%).

2008-2009 Budget
D.34	Budget Plan

CHART D.15

Borrowings in 2007-2008P by instrument

P:	Preliminary results.

2.1.3	Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and thus ensure the government’s regular and constant presence on capital markets.

In 2007-2008, 56.2% of borrowings contracted had a maturity of between 6 and 10 years; 31.9%, between 11 and 35 years; and 5.6%, over 35 years.

Over the past year, the government made $489 million worth of borrowings that mature in December 2076.

CHART D.16

Borrowings in 2007-2008P by maturity

P:	Preliminary results.

Debt, Financing
and Debt Management	D.35

This diversification by maturity has an impact on the maturity of the debt shown in the following chart. As at March 31, 2008, the average maturity of the debt will be 11.2 years.

CHART D.17

Maturity of the debt as at March 31, 2008P

(millions of dollars)

P:	Preliminary results.

Note:	Direct debt of the Consolidated Revenue Fund, debt incurred to make advances to the Financing Fund and debt of Financement-Québec.

2.2	Financing program

The financing program of the Consolidated Revenue Fund makes it possible to refinance maturing borrowings, contribute to the Retirement Plans Sinking Fund and meet new financial requirements, particularly for capital investments and investments in government corporations.

The Financing Fund makes loans to consolidated organizations (e.g. Fonds de conservation et d’amélioration du réseau routier, Investissement Québec, Société immobilière du Québec, Corporation d’hébergement du Québec) and to certain government enterprises.

Financement-Québec makes borrowings on financial markets to meet the needs of institutions in the health and social services and education networks.

2008-2009 Budget
D.36	Budget Plan

In 2007-2008, the government contracted borrowings totalling $8 770 million, including $1 987 million in pre-financing conducted over the last few months of the year to take advantage of favourable conditions on financial markets.

The financing program is expected to amount to $11 112 million in 2008-2009. It would have amounted to $13 099 million had there not been any pre-financing in 2007-2008. In 2009-2010, the financing program will total $13 896 million.

TABLE D.18

The government’s financing program

(millions of dollars)

	2007-2008P	2008-2009P	2009-2010P
CONSOLIDATED REVENUE FUND

Net financial requirements (surplus)[1]	-1 200	-1 600	-1 100

Repayment of borrowings	4 057	4 316	5 319

Change in cash position	-6 069	-1 987	—

Retirement Plans Sinking Fund and Employee future benefits funds	4 894	5 883	4 677

Transactions under the credit policy[2]	1 172	—	—

Pre-financing	1 987	—	—
TOTAL — Consolidated Revenue Fund	4 841	6 612	8 896

FINANCING FUND	1 920	2 000	2 500

FINANCEMENT-QUÉBEC	2 009	2 500	2 500
TOTAL	8 770	11 112	13 896

P:	Preliminary results for 2007-2008 and forecasts for subsequent years.

Note:    A negative entry indicates a source of financing and a positive entry, a financial requirement.

1	Excluding consolidated organizations.
2	Under its credit policy, which is designed to limit financial risk with respect to counterparties, the government made disbursements totalling $1 172 million in 2007-2008 following exchange rate movements. These disbursements, which were financed by new borrowings, are similar to repayments of debt and thus have no impact on the level of the government’s debt.

Debt, Financing
and Debt Management	D.37

Pre-financing

The government obtained pre-financing in order to take advantage of favourable conditions on financial markets. Normally, these borrowings would have been made in the following fiscal year.

Over the past 10 years, the government has obtained an average of slightly over $2.5 billion in pre-financing.

Pre-financing carried out by the Consolidated Revenue Fund in a fiscal year is used to meet the financing needs of the following fiscal year.

Pre-financing

(millions of dollars)

2.2.1	Yield

The following charts show the change in yield on 10-year bonds and 3-month Treasury bills, as well as the yield spread on long-term securities.

Over the past year, the spread between Québec long-term and short-term yields has increased slightly, reflecting the change in interest rates observed on financial markets. In addition, since the early 2000s, the yield on long-term Québec securities has dropped from 6.9% to 4.5%, making it possible to refinance borrowings at better interest rates.

2008-2009 Budget
D.38	Budget Plan

CHART D.18

Yield on Québec securities

(percent)

Sources:    PC-Bond and ministère des Finances du Québec.

CHART D.19

Yield spread on long-term (10-year) securities

(percent)

Source:    PC-Bond.

Debt, Financing
and Debt Management	D.39

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2008-2009 Budget
D.40	Budget Plan

3.	DEBT MANAGEMENT

The government’s debt management strategy aims to minimize the cost of the debt and limit the risk related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

Debt management enables the government to save money on debt service.

3.1	Structure of the debt by currency

As at March 31, 2008, the proportion of the government’s gross debt in Canadian dollars should amount to 93.6% and the proportion in foreign currency, 6.4%.

TABLE D.19

Structure of the gross debt as at March 31, 2008P

(millions of dollars)

	Consolidated direct debt
Currency	Consolidated Revenue Fund	%	Consolidated entities	Total	%	Net retirement plans liability	Net employee future benefits liability	Less: Generations Fund	Gross debt	%
Canadian dollar	74 048	88.7	33 426	107 474	91.9	30 409	744	-1 187	137 440	93.6

US dollar	1 302	1.5	—	1 302	1.0	—	—	—	1 302	0.9

Euro	3 106	3.7	—	3 106	2.7	—	—	—	3 106	2.1

Swiss franc	3 002	3.6	—	3 002	2.6	—	—	—	3 002	2.0

Yen	2 050	2.5	—	2 050	1.8	—	—	—	2 050	1.4

Pound sterling	-2	—	—	-2	—	—	—	—	-2	—
Sub-total	83 506	100.0	33 426	116 932	100.0	30 409	744	-1 187	146 898	100.0

Pre-financing	-1 987		—	-1 987		—	—	—	-1 987
TOTAL	81 519		33 426	114 945		30 409	744	-1 187	144 911

P:	Preliminary results.

Note:    The debt in foreign currency is expressed in the Canadian equivalent based on the exchange rates in effect on March 6, 2008.

Debt, Financing
and Debt Management	D.41

Before interest rate and currency swap agreements are taken into account, the proportion of the debt in foreign currency as at March 31, 2008 should be 21.1%. After interest rate and currency swap agreements are taken into account, the proportion should be 6.4%.

CHART D.20

Structure of the gross debt by currency as at March 31, 2008P

P:	Preliminary results.

2008-2009 Budget
D.42	Budget Plan

3.2	Structure of the debt by interest rate

The government keeps part of its debt at variable rates and part at fixed rates. Since short-term interest rates are generally lower than long-term rates, keeping part of the debt at variable rates makes it possible to achieve substantial savings on debt service.

Before interest rate and currency swap agreements are taken into account, the proportion of the gross debt at variable rates will be 14.1% as at March 31, 2008. After interest rate and currency swap agreements are taken into account, the proportion will be 33.5%.

CHART D.21

Structure of the gross debt by interest rate as at March 31, 2008P

P:	Preliminary results.

Debt, Financing
and Debt Management	D.43

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2008-2009 Budget
D.44	Budget Plan

4.	ADDITIONAL INFORMATION ON FINANCING TRANSACTIONS AND DEBT

TABLE D.20

Summary of consolidated financing transactions

(millions of dollars)

	2007-2008 P
	May 2007 Budget	Impact of accounting reform	Revised May 2007 Budget	Preliminary results		Change	2008-2009P	2009-2010P
CHANGE IN CASH POSITION

Consolidated Revenue Fund	6 069	—	6 069	4 082		-1 987	1 987	—

Consolidated entities	—	—	—	—		—	—	—
TOTAL – Change in cash position	6 069	—	6 069	4 082		-1 987	1 987	—

Net borrowings

Consolidated Revenue Fund

New borrowings	3 417	—	3 417	3 669	[1]	252	6 612	8 896

Repayment of borrowings	-5 110	—	-5 110	-4 057		1 053	-4 316	-5 319
	-1 693	—	-1 693	-388		1 305	2 296	3 577
Consolidated entities

New borrowings	2 513	2 352	4 865	4 896	[2]	31	5 339	5 763
Repayment of borrowings	-922	-1 166	-2 088	-2 141		-53	-2 245	-3 059
	1 591	1 186	2 777	2 755		-22	3 094	2 704
TOTAL – Net borrowings	-102	1 186	1 084	2 367		1 283	5 390	6 281
Retirement Plans Sinking Fund and Employee future benefits funds	-4 876	-9	-4 885	-4 894		-9	-5 883	-4 677
Generations Fund	-653	—	-653	-603		50	-742	-816
TOTAL CONSOLIDATED FINANCING TRANSACTIONS	438	1 177	1 615	952		-663	752	788

P:	Preliminary results for 2007-2008 and forecasts for subsequent years.

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.
1	Gross borrowings of $4 841 million, minus $1 172 million in amounts disbursed following the issue of interest rate and currency swap agreements under the government’s credit policy.
2	Includes a $935-million increase in temporary borrowings.

Debt, Financing
and Debt Management	D.45

TABLE D.21

Gouvernement du Québec

Summary of long-term borrowings in 2007-2008P

(millions of dollars)

Currency	Consolidated Revenue Fund	Consolidated entities [1]	Total	%
CANADIAN DOLLAR

Public issues	3 640	3 786	7 426	84.7

Private borrowings	510	143	653	7.4

Savings products	130	—	130	1.5

Immigrant Investor Program	556	—	556	6.3

Canada Pension Plan Investment Fund	5	—	5	0.1
Sub-total	4 841	3 929	8 770	100.0

OTHER CURRENCIES	—	—	—	—
TOTAL	4 841	3 929	8 770	100.0

P:	Preliminary results.
1	Includes borrowings for the Financing Fund and borrowings of Financement-Québec.

2008-2009 Budget
D.46	Budget Plan

TABLE D.22

Gouvernement du Québec

Borrowings for the Consolidated Revenue Fund in 2007-2008P

Amount in Canadian dollars[1]	Face value in foreign currency	Interest rate[2]	Date of issue	Date of maturity	Price to investor	Yield to investor[3]
(millions)%					$	%
477	—	4.50	June 18	2017-12-01	95.393	5.073
21 [4]	—	5.35	June 19	2025-06-01	102.487	5.136
98 [4]	—	Various	June 29	2076-12-01	98.461	4.884
97 [4]	—	Various	July 19	2076-12-01	96.762	4.966
264	—	4.50	July 24	2017-12-01	95.299	5.089
98 [4]	—	Various	July 25	2076-12-01	97.761	4.909
377	—	5.00	August 27	2038-12-01	98.407	5.102
477	—	4.50	August 31	2017-12-01	97.682	4.788
368	—	5.00	September 27	2038-12-01	98.763	5.079
97 [4]	—	Various	October 1	2076-12-01	97.077	4.914
99 [4]	—	Various	October 9	2076-12-01	99.086	4.805
115	—	4.50	October 19	2017-12-01	96.787	4.906
502	—	5.00	November 13	2038-12-01	100.485	4.969
509	—	5.00	December 5	2038-12-01	101.713	4.892
96	—	4.50	December 18	2017-12-01	98.735	4.660
455	—	4.50	January 22	2018-12-01	100.765	4.410
130 [5]	—	Various	Various	Various	Various	Various
5 [6]	—	Various	Various	Various	Various	Various
556 [7]	—	Various	Various	Various	Various	Various
4 841

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Private borrowings.
5	Savings products issued by Épargne Placements Québec.
6	Borrowings from the Canada Pension Plan Investment Fund.
7	Immigrant Investor Program.

Debt, Financing
and Debt Management	D.47

TABLE D.23

Gouvernement du Québec

Borrowings for the Financing Fund in 2007-2008P

	Amount in Canadian dollars[1]		Face value in foreign currency	Interest rate[2]	Date of issue	Date of maturity	Price to investor	Yield to investor[3]
	(millions)%						$	%
BORROWINGS FOR CONSOLIDATED ENTITIES
	54	[4]	—	5.35	May 10	2025-06-01	107.243	4.748
	497		—	4.50	May 15	2017-12-01	99.368	4.576
	53	[4]	—	5.35	May 23	2025-06-01	107.538	4.724
	10	[4]	—	5.35	June 19	2025-06-01	102.487	5.136
	212		—	4.50	July 24	2017-12-01	95.299	5.089
	115		—	5.00	August 27	2038-12-01	98.407	5.102
	11		—	4.50	August 31	2017-12-01	97.682	4.788
	126		—	5.00	September 27	2038-12-01	98.763	5.079
	26	[4]	—	5.35	October 17	2025-06-01	103.468	5.050
	369		—	4.50	October 19	2017-12-01	96.787	4.906
	398		—	4.50	December 18	2017-12-01	98.735	4.660
	49		—	4.50	January 22	2018-12-01	100.765	4.410
TOTAL	1 920

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Private borrowings.

2008-2009 Budget
D.48	Budget Plan

TABLE D.24

Borrowings by Financement-Québec in 2007-2008P

Amount in Canadian dollars [1]	Face value in foreign currency	Interest rate [2]	Date of issue	Date of maturity	Price to investor	Yield to investor [3]	`
(millions)%					$	%
251	—	Variable[4]	June 11	2013-09-16	100.218	Variable
553	—	Variable[4]	September 17	2013-09-16	100.462	Variable
476	—	Variable[4]	November 7	2013-09-16	100.341	Variable
200	—	Variable[4]	December 3	2014-12-01	100.000	Variable
200	—	Variable[4]	December 10	2014-12-01	100.032	Variable
200	—	Variable[4]	January 18	2014-12-01	100.010	Variable
129	—	5.25	March 3	2034-06-01	104.253	4.958
2 009

P:	Preliminary results.
1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
2	Interest payable semi-annually except if another frequency is indicated in a note.
3	Yield to investor is determined on the basis of interest payable semi-annually.
4	Interest payable quarterly.

Debt, Financing
and Debt Management	D.49

TABLE D.25

Borrowings by Hydro-Québec in 20071

Amount in Canadian dollars[2]	Face value in foreign currency	Interest rate[3]	Date of issue	Date of maturity	Price to investor	Yield to investor[4]
(millions)%					$	%
526	—	5.00	January 19	2045-02-15	105.236	4.703
498	—	5.00	August 8	2045-02-15	99.512	5.029
501	—	5.00	October 5	2045-02-15	100.129	4.992
514	—	5.00	December 10	2045-02-15	102.881	4.832
2 039

1	Borrowings contracted from January 1 to December 31, 2007.
2	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
3	Interest payable semi-annually except if another frequency is indicated in a note.
4	Yield to investor is determined on the basis of interest payable semi-annually.

2008-2009 Budget
D.50	Budget Plan